                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by Registrant        |X|
Filed by a Party Other than the Registrant   |_|

Check the appropriate box:
       |_|  Preliminary Proxy Statement      |_|  Confidential, For Use of
                                                  the Commission Only (as
                                                  permitted by Rule 14a-6(e)(2))
       |X|  Definitive Proxy Statement
       |_|  Definitive Additional Materials
       |_|  Soliciting Material Pursuant to Rule 14a-12

                            Astea International Inc.

--------------------------------------------------------------------------------

                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment  of Filing Fee (Check the appropriate box):
       |X| No fee required.
       |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
           0-11.
         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
         (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
         (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
         (5) Total fee paid:

--------------------------------------------------------------------------------
       |_| Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
       |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

--------------------------------------------------------------------------------
         (2) Form, Schedule or Registration Statement No.:

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         (3) Filing Party:

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         (4) Date Filed:

--------------------------------------------------------------------------------

                            Astea International Inc.
                               240 Gibraltar Road
                           Horsham, Pennsylvania 19044
                     --------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 21, 2003

To the Stockholders of Astea International Inc.:

         The Annual Meeting of Stockholders of Astea International Inc., a Delaware corporation (the "Company"), will be held on Thursday, August 21, 2003 at 10:00 a.m., local time, at the Company's headquarters at 240 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

          1. To elect four (4) Directors to serve until the next Annual Meeting of Stockholders.

          2. To approve a proposal to authorize the Board of Directors to amend the Company's Certificate of Incorporation to effect a reverse stock split of the Company's outstanding Common Stock based upon a 1:5 reverse stock split ratio. At any time in the twelve (12) months following the Meeting, the Board of Directors, in its discretion, and assuming stockholder approval has been received, will implement the reverse stock split if it deems it to be in the best interests of the Company and its stockholders. If the 1:5 reverse stock split is implemented, every five shares of our Common Stock outstanding will be converted into one share of Common Stock.

          3. To ratify the selection of BDO Seidman LLP as independent auditors for the fiscal year ending December 31, 2003.

          4. To transact such other business as may properly come before the meeting or any adjournments thereof. Only stockholders of record at the close of business on June 30, 2003, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting.

         All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if such stockholder has returned a proxy.

                                          By Order of the Board of Directors

                                          /s/ Zack B. Bergreen
                                          --------------------------------
                                          Zack B. Bergreen
                                          President and Chief Executive Officer
Horsham, Pennsylvania
July 15, 2003


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                            Astea International Inc.
                               240 Gibraltar Road
                           Horsham, Pennsylvania 19044
                     --------------------------------------

                                PROXY STATEMENT

                                 July 15, 2003

         Proxies in the form enclosed with this proxy statement, which were first mailed to stockholders on or about July 15, 2003, are being solicited by the Board of Directors of Astea International Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, August 21, 2003, at 10:00 a.m. local time, at the Company's headquarters at 240 Gibraltar Road, Horsham, Pennsylvania 19044, or at any adjournments thereof (the "Annual Meeting").

         Only stockholders of record at the close of business on June 30, 2003 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. As of that date, 14,606,530 shares of common stock, $.01 par value per share (the "Common Stock"), of the Company were issued and outstanding. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted in accordance with the instructions marked thereon. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised, by (1) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy).

         Our Bylaws provide that at any meeting of stockholders, the holders of a majority of the issued and outstanding shares of Common Stock present in person or by proxy constitute a quorum for the transaction of business. The election of directors will be decided by a plurality of the votes of the shares cast, in person or by proxy, at the Annual Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner. The approval and ratification of the appointment of BDO Seidman LLP as independent auditors requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote. An abstention with respect to any such proposal will have the same effect as a vote against such proposal. With respect to broker non-votes, the shares will not be considered present at the meeting for the proposal as to which authority was withheld. Consequently, broker non-votes will have the effect of reducing the number of affirmative votes required to approve these proposals, because they reduce the number of shares present at the meeting from which a majority is calculated. The approval of the amendment to our Certificate of Incorporation to effect a reverse stock split requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock as of June 30, 2003, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, abstentions and broker non-votes will have the same effect as a vote against such proposal.

         The persons named as proxies and attorneys-in-fact are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. In addition to the election of Directors, the stockholders will consider and vote upon a proposal to authorize the Board of Directors to amend the Certificate of Incorporation to effect a reverse stock split, and a proposal to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications, and will be voted FOR the proposals if no specification is indicated.

         At the Meeting, you will be asked to approve an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of the Company's outstanding common stock, par value $0.01 per share ("Common Stock") at a ratio of 1:5 (the "Reverse Stock Split"). If the proposal is approved by the Company's stockholders, the Board of Directors will have the authority, in its discretion, to implement the Reverse Stock Split at any time in the twelve
(12) months following the Meeting if it deems it to be in the best interests of the Company and its stockholders.

         As described herein, the Chairman and Chief Executive Officer of the Company, Zack B. Bergreen, controls, in the aggregate, the vote of 6,892,000 shares of the Company's Common Stock, and has expressed his intention to vote in favor of the proposal. These shares represent 46.9% of the total issued and outstanding Common Stock. Because the proposal is considered to be adopted by the stockholders of the Company if a majority of the Company's issued and outstanding shares vote in favor of the proposal, the approval and adoption of the proposal is likely if Mr. Bergreen votes his shares consistent with his expressed intent.

         Expenses incurred in the solicitation of proxies will be borne by the Company. Solicitations will be made by mail, and officers and other employees of the Company may also solicit proxies by telephone, telecopy or personal interview.

         The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting other than as set forth in this proxy statement. If any other matter should be presented at the Annual Meeting (or any adjournments thereof) upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies and attorneys-in-fact in the proxies, to the extent permitted by applicable law.

         An Annual Report to Stockholders, also referred to as Form 10-K, containing financial statements for the fiscal year ended December 31, 2002, is being mailed together with this proxy statement to all stockholders entitled to vote.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

Nominees

         In accordance with the Company's By-Laws, the Company's Board of Directors is currently fixed at four (4) members. Zack B. Bergreen, Adrian Peters, Eric Siegel and Isidore Sobkowski are the current Directors. Messrs. Peters, Siegel and Sobkowski are independent Directors. The terms of the current Directors will expire at the Annual Meeting. All Directors will hold office until their successors have been duly elected and qualified or until their earlier resignation or removal.

         The Board of Directors has nominated and recommended Zack B. Bergreen, Adrian Peters, Eric Siegel and Isidore Sobkowski to be elected to hold office until the 2004 Annual Meeting of stockholders. The Board of Directors knows of no reason why the director nominees should be unable or unwilling to serve, but if any director nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of Director as the Board of Directors may recommend in the place of such director nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the director nominees named below.

     THE BOARD RECOMMENDS A VOTE "FOR" THE DIRECTOR NOMINEES LISTED BELOW.

         The following table sets forth the nominees to be elected at the Annual Meeting and the year each such nominee was first elected a Director; the positions currently held by the nominee with the Company, if applicable; and the year the nominee's term will expire:

         Nominee's Name and Year Nominee                  Position(s) with              Year Current Term
             First Became a Director                         The Company                    Will Expire
             -----------------------                         -----------                    -----------
           Zack B. Bergreen (1979)              Chairman of the Board, President and           2003
                                                Chief Executive Officer

           Adrian  Peters (2000)                Director                                       2003

           Eric Siegel (2002)                   Director                                       2003

           Isidore Sobkowski (2000)             Director                                       2003

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the current Directors and director nominees to be elected at the Annual Meeting and the executive officers of the Company, their ages, and the positions currently held by each such person with the Company.

          Name              Age                                 Position
    ---------------         ---             -------------------------------------------------
 Zack B. Bergreen           58             Chairman of the Board, President, and Chief Executive Officer

 Adrian Peters (1)          54             Director

 Eric Siegel (1)            46             Director

 Isidore Sobkowski (1)      47             Director

 Fredric Etskovitz          48             Chief Financial Officer and Treasurer

 John Tobin                 37             Vice President, General Counsel, and Secretary

 John Reed                  46             Vice President of Sales, North America

 Ashim Bose                 41             Vice President of  Customer Services
-----------------

(1) Member of Audit Committee.


         Zack B. Bergreen, 58, founded the Company in November 1979. From November 1979 to January 1998, he served as President, Treasurer and Director of the Company. In April 1995, he was elected Chief Executive Officer and Chairman of the Board of Directors. From January 1998 through August 1999 Mr. Bergreen served as Chairman of the Board and Chief Executive Officer. Mr. Bergreen has served as Chairman of the Board since August 1999, when Bruce R. Rusch was elected President and Chief Executive Officer. Following the resignation of Mr. Rusch on May 30, 2000, Mr. Bergreen resumed the positions of President and Chief Executive Officer. Mr. Bergreen holds Bachelor of Science and Master of Science degrees in Electrical Engineering from the University of Maryland.

         Adrian A. Peters, 54, joined the Company's Board of Directors in June 2000 and is a member of the Audit Committee. He is the President and founder of Tellstone (previously Boston Partners), a firm that specializes as strategic advisors to high-tech firms, starting in 1995. From 1986 through 1995, he held positions as President and CEO of various companies, within Siemens AG, a large maker of telecommunications and industrial and other equipment. Prior to that, he held senior positions at Federale, an investment firm, Andersen Consulting and IBM. Mr. Peters studied science and engineering at the University of Stellenbosch in South Africa as well as management at Harvard Business School.

         Isidore Sobkowski, 47, joined the Company's Board of Directors in June 2000 and is a member of the Audit Committee. He is the founder and currently serves as the President of Self Service Techologies, LLC, a company specializing in software development. Immediately prior to that, he founded PrimeCloud, Inc., a software firm specializing in e-commerce personalization. From 1994 through 1998, he served as the President and Chief Executive Officer at Professional Help Desk, an information technology services company, and upon its acquisition by Computer Associates, served from 1998 through 2000 as a Division Vice President at Computer Associates. Mr. Sobkowski received a Bachelor of Science degree in Computer Science from City College of New York in 1978 and a Master of Science in Computer Science from City College of New York in 1982.

         Eric Siegel, 46, is the newest member of the Astea Board of Directors, and is a member of the Audit Committee. In 1983, he founded Siegel Management Company, a strategy consulting and investment banking advisory firm with a diverse client base, principally middle market firms. His expertise and experience had been utilized by growth companies, public market and acquisition candidates, industry consolidators and turnarounds. He also serves on the Board of NCO Group (NASDAQ: NCOG), a provider of outsourced accounts receivable management and collection services, and PSCInfoGroup, an information management company. An established author, he has been a lecturer in management at the Wharton School for over twenty years. Mr. Siegel is a magna cum laude graduate of the University of Pennsylvania and received an MBA from the Wharton School with honors.

         Rick Etskovitz, 48, joined the Company in June 2000 when he was elected Chief Financial Officer and Treasurer. He is a certified public accountant and has been a shareholder of a local accounting firm, Schectman, Marks, Devor & Etskovitz since 1995. From 1986 through 1993, he worked with the Company as the engagement partner with its independent accounting firm. Mr. Etskovitz received his Bachelor of Science degree from the Pennsylvania State University in 1976 and his Masters of Business Administration Degree from the Wharton Graduate School at the University of Pennsylvania in 1980.

         John Tobin, 37, joined the Company in June 2000 and serves as Vice President, General Counsel, and Secretary. Mr. Tobin is responsible for handling the legal affairs of the Company, along with various corporate development and business development initiatives. Prior to joining Astea, John worked at the Philadelphia law firms Pepper Hamilton and Wolf Block, specializing in corporate transactions and intellectual property. Prior to returning to the Philadelphia area in 1998, he worked as a corporate and entertainment lawyer in Los Angeles, specializing in motion picture, television and music transactions and licensing, most recently with PolyGram Filmed Entertainment. Mr. Tobin holds a B.S. in Economics from the Wharton School of the University of Pennsylvania in 1987, and received his law degree from the University of Pennsylvania in 1992.

         John Reed, 46, joined Astea as Vice President of North American Sales in July 2002. John brings to Astea over twenty years of experience in technology sales and sales management, ranging from Supply Chain solutions and intelligent software application development, to computer-based control systems. Prior to joining Astea, John held senior management positions at i2 Technologies, an enterprise software company, where he focused on the Telecommunications and Discrete Manufacturing industries, from 2000 to 2001 and Gensym Corporation, a provider of software for operational processes, where he was vice president of sales for their communications business unit, from 1992 to 2000. He began his career in sales with American Cyanamid and AccuRay Corporation (now part of ABB). John holds a Bachelor of Science in Chemistry from Penn State University and a Masters in Business Administration from Temple University.

         Ashim Bose, 41, joined Astea as Vice President of Customer Services in February 2003. Mr. Bose is responsible for all customer service and support operations in Astea. In this capacity he manages the delivery of support, customization, and professional services to the North American client base. Ashim comes to Astea from i2 Technologies where he was a Practice Director, Consulting Services, from 1998 to 2002. Earlier, he was in technical management roles at GTE (now Verizon) and Space Telescope Science Institute, a NASA affiliate. He started his career at Marktech Systems, a boutique consulting firm in the Healthcare sector. He holds a Ph.D. in Computer Science from the Univ. of Minnesota and a M.S. in Mechanical Engineering from the Univ. of Houston.

         Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or Directors of the Company.


                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The business and affairs of the Company are managed under the direction of its Board of Directors. The Board of Directors met four (4) times in person or by telephone during the fiscal year ended December 31, 2002. During their respective terms of service in fiscal 2002, each of the Directors attended at least 75% of the meetings of the Board of Directors and of all committees on which he served. The Board of Directors established an Audit Committee in May 1995. The Audit Committee of the Board of Directors, of which Messrs. Peters, Siegel and Sobkowski are currently members, reviews with the Company's independent auditors the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year. The Audit Committee met four times during the fiscal year ended December 31, 2002. The Board of Directors currently performs the functions of a compensation committee and has no nominating committee.

              MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of June 30, 2003 regarding the beneficial ownership of shares of Common Stock by each Director, by each Named Executive Officer, by all Directors and executive officers as a group, and by each person known to the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock.

                                                              Amount of
         Name and Address Of Beneficial Owner                Ownership(1)      Percent of Class(2)
         ------------------------------------                ------------      -------------------
 Zack B. Bergreen(3)                                          6,892,000               46.9%
   c/o Astea International
   240 Gibraltar Road
   Horsham, Pennsylvania 19044

 Adrian Peters (4)                                               42,500                 *

 Isidore Sobkowski (4)                                           42,500                 *

 Eric Siegel                                                          0                 *

 Rick Etskovitz (5)                                              58,750                 *

 John Tobin (6)                                                  50,000                 *

 John Reed (7)                                                   52,500                 *

 All current directors, nominees and executive officers       7,138,250               47.8%
 as a group (7 persons)(1)-(7)


   *   Less than 1% of the outstanding shares of Common Stock.
(1) Except as noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock owned, based upon information provided to the Company by Directors, officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and includes voting and investment power with respect to shares of Common Stock subject to options currently exercisable or exercisable within 60 days after the Record Date ("currently exercisable stock options").
(2) Applicable percentage of ownership as of the Record Date is based upon 14,606,530 shares of Common Stock outstanding as of that date. Currently, exercisable stock options are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(3) Includes 782,834 shares of Common Stock held by trusts of which Mr. Bergreen and his wife are the only trustees, 272,342 shares held by trusts with independent trustees, and 279,019 shares of Common Stock held by a family limited partnership of which Mr. Bergreen is the sole general partner. Also included are 100,000 options, all of which are currently exercisable.
(4) Board Of Directors. Represents options to purchase 42,500 shares, all of which are currently exercisable.
(5) Represents 15,000 shares of common stock and options to purchase 43,750 shares, 37,500 of which are currently exercisable, and 6,250 of which shall become exercisable within the next 60 days.
(6) Represents options to purchase 50,000 shares, all of which are currently exercisable.
(7) Represents options to purchase 52,500 shares which shall become exercisable in the next 60 days.

                       COMPENSATION AND OTHER INFORMATION
                        CONCERNING DIRECTORS AND OFFICERS


Executive Compensation Summary

         The following table sets forth information concerning the compensation for services in all capacities to the Company for the fiscal years ended December 31, 2002, 2001, and 2000, of the following persons: (i) each person who served as Chief Executive Officer during the year ended December 31, 2002, and
(ii) four other most highly compensated executive officers of the Company in office at December 31, 2002 who earned more than $100,000 in salary and bonus in fiscal 2002 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                             Annual Compensation            Compensation
                                     ------------------------------------   ------------
                                                                             Securities
                                                                            Underlying
                                                                              Options         All Other
     Name and Principal Position       Year       Salary($)    Bonus ($)   (# of shares)   Compensation ($)
     ---------------------------       -----      ---------   ----------   -------------   ----------------
 Zack B. Bergreen                       2002     $ 130,000        --              --        $  69,600(2)
 Chairman of the Board and              2001       130,000        --         400,000(1)        69,600(2)
   Chief Executive Officer              2000       233,971        --              --          242,897(3)

 Rick Etskovitz                         2002     $ 127,050        --          50,000(4)           --
 Chief Financial Officer                2001       119,160        --          25,000(4)           --
                                        2000        55,538        --          25,000(4)           --

 John Tobin (5)                         2002     $ 151,033        --          50,000(4)           --
 Vice President and General Counsel     2001       126,895        --          25,000(4)           --
                                        2000        42,957        --          25,000(4)           --

 John Reed (6)                          2002     $  65,538    $ 42,847       210,000(4)           --
 Vice President, North American Sales

 Lynn Ledwith (7)                       2002     $ 87,667     $ 16,125       100,000(4)           --

 Vice President, Marketing


(1) Represents options to purchase shares of Common Stock, which were awarded in lieu of a decrease taken in salary.
(2) Includes premiums for term, split-dollar life insurance paid by the Company on behalf of the Named Executive Officer.
(3) Includes premiums for term, split-dollar life insurance paid by the Company on behalf of the Named Executive Officer, payout for consulting services performed January 2000 through May 2000, and vacation payout.
(4)  Represents options to purchase shares of Common Stock.
(5)  Compensation paid to Coleman Legal, a third party legal services provider.
(6)  John Reed joined Astea in July 2002.
(7) Lynn Ledwith joined Astea in April 2002 and terminated employment in February 2003.

Option Grants in Last Fiscal Year

         The following table sets forth each grant of stock options made during the year ended December 31, 2002 to each of the Named Executive Officers:

                                                          Individual Grants
                                                 -----------------------------------
                                        Percent of                            Potential Realizable Value at
                                          Total                                         Assumed
                          Number of      Options                               Annual Rates of Stock Price
                         Securities     Granted to                               Appreciation for Option
                         Underlying     Employees     Exercise                          Terms(2)
                          Options       In Fiscal      Price      Expiration          ------------
 Name                    Granted (#)      Year      ($/Share)(1)     Date          5%($)         10%($)
 ----                    -----------      ------    ------------     ----          -----         ------
 Rick Etskovitz           50,000(3)         7%         $0.89      05/10/2012      $72,486       $115,422

 John Tobin               50,000(3)         7%         $0.89      05/10/2012      $72,486       $115,422

 John Reed               210,000(3)        31%         $0.66      08/13/2012     $225,765       $359,493

 Lynn Ledwith            100,000(4)        15%         $0.89      05/10/2012     $144,972       $230,843


(1) The exercise price per share of each option was fixed by the Board of Directors based on the closing price on Nasdaq on the date of grant.
(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the market value of the Company's Common Stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individual.
(3) Options to purchase shares will vest in equal installments on each of the first four anniversaries of the grant date.
(4) Upon termination of her employment in February 2003, 100,000 options, representing the unvested portion of this grant, were cancelled.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

         The following table sets forth, for each of the Named Executive Officers, information with respect to the exercise of stock options during the year ended December 31, 2002 and the year-end value of unexercised options:

                                                          Numbers of Underlying       Value of Unexercised
                              Shares                           Unexercised            In-the-Money Options
                            Acquired on     Value          Options at Year End             at Year End
              Name          Exercise(#)   Realized($)   Exercisable/Unexercisable    Exercisable/Unexercisable
              ----          -----------   -----------   -------------------------    -------------------------
      Zack B. Bergreen           --           --              100,000/400,000                   --

      Rick Etskovitz             --           --               18,750/81,250                    --

      John Tobin                 --           --               31,250/68,750                    --

      John Reed                  --           --                --/210,000                      --

      Lynn Ledwith               --           --                --/100,000                      --


Employment Agreements and Severance Arrangements with Executive Officers

         The Company has not entered into employment agreements with any of its current Executive Officers.

Board Interlocks and Insider Participation

         No executive officer of the Company served as a member of the Board of Directors, compensation committee, or other committee performing equivalent functions, of another entity, one of whose executive officers served as a Director of the Company. Other than Mr. Bergreen, no person who served as a member of the Board was, during the fiscal year ended December 31, 2002, simultaneously an officer, employee or consultant of the Company or any of its subsidiaries. Mr. Bergreen did not participate in any Company determination of his own personal compensation matters.

Compensation of Directors

         Directors who are not employees of the Company receive a fee of $1,000 for attendance at each regular and special meeting of the Board of Directors, and are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings. Non-Employee Directors may elect to receive, in lieu of the foregoing cash compensation, unrestricted shares of Common Stock of the Company. Shares of Common Stock in lieu of cash compensation are acquired at the fair market value of the Common Stock on the last day of the calendar quarter during which the cash compensation was earned and foregone. Non-employee Directors are also eligible to receive annual stock option grants under the Company's 1995 Non-Employee Director Stock Option Plan. Directors who are employees are not compensated for their service on the Board of Directors or any committee thereof.

Board Report on Executive Compensation

         This report is submitted by the Board of Directors of the Company (the "Board") because the Company did not have a Compensation Committee in 2002. The Board is responsible for developing the compensation programs that relate to the Company's executive officers, senior management and other key employees and for establishing the specific short- and long-term compensation elements thereunder. The Board also oversees the general compensation structure for all of the Company's employees. In addition, the Board currently administers the Company's 1991 Amended Non-Qualified Stock Option Plan, 1994 Amended Stock Option Plan, 1995 Amended Non-Employee Director Stock Option Plan, 1995 Employee Stock Purchase Plan, 1997 Stock Option Plan, 1998 Stock Option Plan and 2001 Stock Option Plan.

         The principal objective of the Company's executive compensation program is to enhance the Company's short-term and long-term financial results for the benefit of the Company's stockholders. To achieve this objective, the Company's executive compensation program is designed to provide levels of compensation that assist the Company in attracting, motivating and retaining qualified executive officers and aligning their financial interests with those of the Company's stockholders by providing a competitive compensation package based on corporate and individual performance. In addition, the Company performs periodic reviews of its executive compensation program to confirm the competitiveness of its overall executive compensation package as compared with companies which compete with the Company for prospective employees possessing skills necessary for developing, manufacturing and marketing successful high technology products and associated services.

         Compensation under the Company's executive compensation program consists of three principal elements: (i) cash compensation in the form of base salary, (ii) annual incentive compensation in the form of cash bonuses, and
(iii) long-term incentive awards in the form of stock option grants. In addition, the compensation program is comprised of various benefits, including medical and insurance plans, the Company's 1995 Employee Stock Purchase Plan, and a 401(k) profit sharing plan with matching Company contributions, which are available to all employees of the Company.

         Base Salary. Compensation levels for each of the Company's executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the Board believes are paid to executive officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the Board seeks to align total executive compensation levels with corporate performance. Accordingly, base salary levels are set at what the Board believes are at the low-end of base salaries paid to executive officers with comparable qualifications, experience and responsibilities at similar companies, while endeavoring to provide relatively higher incentive award opportunities. In addition, the Board generally takes into account such factors as (i) the Company's past financial performance and future expectations, (ii) business unit performance and future expectations,
(iii) individual performance and experience and (iv) past salary levels. The Board does not assign relative weights or rankings to these factors, but instead makes an informed, but ultimately subjective, determination based upon the consideration of all of these factors as well as the progress made with respect to the Company's long-term goals and strategies. Generally, salary decisions for the Company's executive officers other than the Chief Executive Officer are made by the Board near the beginning of each calendar year based on recommendations of the Chief Executive Officer.

         Fiscal 2002 base salaries were determined after considering the base salary level of the executive officers in prior years, and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary, while reviewed annually, is only adjusted as deemed necessary by the Board in determining total compensation to each executive officer. A significant factor in setting base salary levels for each of the Company's executive officers, other than the Chief Executive Officer, were evaluations and recommendations made by the Chief Executive Officer. The Board of Directors believes that fiscal 2002 base salary levels for each of the Named Executive Officers named in the Summary Compensation Table were slightly below the median salary levels for comparable positions at comparable companies.

         Incentive Compensation. Each executive officer is eligible to receive a cash bonus at the end of the fiscal year based upon the Company's performance, at the sole discretion of the Board. Additional bonuses may be awarded during the fiscal year to reward an executive officer for superior individual or business-unit performance. In 2002, because the Company was not profitable, no cash bonuses were awarded based on Company performance, however, certain Named Executive Officers received bonuses for individual or business-unit performance. Mr. Reed received $42,847 in connection with bonuses payable pursuant to his sales incentive plan. Ms. Ledwith received $16,125 in bonuses pursuant to her marketing incentive plan.

         Stock Options. Stock options are the principal vehicle used by the Company for the payment of long-term compensation, to provide a stock-based incentive to improve the Company's financial performance, and to assist in the recruitment, motivation and retention of key professional and managerial personnel. Long-term incentive compensation in the form of stock options enables officers to share in the appreciation of the value of the Company's Common Stock. The Board of Directors believes that such long-term stock option participation more closely aligns the interests of the executive officers with those of the stockholders by encouraging executive officers to enhance the value of the Company. In addition, the Board of Directors believes that equity ownership by executive officers helps to balance the short-term focus of annual incentive compensation with a longer-term view.

         The Company's stock option plans have been administered by the Board since January 1997. The Board periodically grants new options to provide continuing incentives for future performance. When establishing stock option grant levels, the Board considers existing levels of stock ownership, previous grants of stock options, vesting schedules of outstanding options and the current price of the Company's Common Stock. For additional information regarding the grant of options, see the table under the heading "Option Grants in Last Fiscal Year."

         Other Benefits. The Company also has various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers an employee stock purchase plan, under which employees may purchase Common Stock at a legally permitted discount, and a 401(k) profit sharing plan, which permits employees to invest in a variety of funds on a pre-tax basis and includes partial matching Company contributions. The Company also maintains insurance and other benefit plans for its employees.

         Compensation of Chief Executive Officer. In 2002, Mr. Bergreen received a base salary of $130,000 per year. Beginning in 2001, the Board reduced Mr. Bergreen's base salary by $100,000 per year to the current level in favor of increasing the stock option based element of his compensation package. The Board did this in the interest of aligning Mr. Bergreen's compensation with the overall performance of the Company. In the event that the Company improves its financial performance, the base salary may increase, and bonuses may potentially be awarded. The Board deemed Mr. Bergreen's compensation appropriate based on an assessment of salaries believed by the Board to be paid to chief executive officers at comparable companies, and an assessment of Mr. Bergreen's qualifications, performance and expected contributions to the Company's future growth.

         Tax Deductibility of Executive Compensation. Section 162(m) of the Code limits the tax deduction to $1 million for compensation paid to any of the executive officers, unless certain requirements are met. The Board has considered these requirements and the related regulations. It is the present intention of the Board that, so long as it is consistent with its overall compensation objectives, substantially all executive compensation shall be deductible for federal income tax purposes.

         Respectfully submitted by the following Members of the Board of Directors.

                        Zack B. Bergreen
                        Adrian Peters
                        Eric Siegel
                        Isidore Sobkowski

REPORT OF THE AUDIT COMMITTEE

         Securities and Exchange Commission rules now require the Company to include in its proxy statement a report from the Audit Committee of the Board. The following report concerns the committee's activities regarding oversight of the Company's financial reporting and auditing process.

         The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market, and it operates under a written charter adopted by the Board of Directors, a copy of which was attached to the 2001 proxy statement. The composition of the Audit Committee, the attributes of its members and the responsibilities of the committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The committee reviews and assesses the adequacy of its charter on an annual basis.

         As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company's independent auditing firm, previously Arthur Andersen LLP, and since June 11, 2001, BDO Seidman LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

         The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the committee certify that the independent auditor is "independent" under applicable rules. The committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee's members in business, financial and accounting matters.

         Among other matters, the Audit Committee monitors the activities and performance of the Company's internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company's independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of the Company's financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor.

         For Fiscal 2002, the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor, management represented to the committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees." The Company's independent auditor also provided the committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the committee discussed with the independent auditor that firm's independence.

         Following the Committee's discussions with management and the independent auditor, the committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

Audit Fees:

             Audit fees billed to the Company by BDO Seidman LLP during the Company's 2002 fiscal year for audit of the Company's annual financial statements and review of those financial statements included in the Company's quarterly reports on Form 10-Q totaled $82,500.

Financial Information Systems Design and Implementation Fees:

         The Company did not engage BDO Seidman LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

 All Other Fees:

         Fees billed to the Company by BDO Seidman LLP during the Company's 2002 fiscal year for all other non-audit services rendered to the Company, including tax related services, totaled $64,713. Of this amount, $30,500 was for tax matters, while the remainder included charges for resolving a state sales tax issue, for issuance of an opinion on the Company's S-3 registration statement, and for an audit of the Company's 401(k) Plan.

         The Audit Committee has considered the non-audit services rendered to the Company by BDO Seidman LLP and believes the rendering of those services is not incompatible with BDO Seidman LLP maintaining its independence. All non-audit services for 2003 shall be explicitly approved in advance by the Audit Committee.

Audit Committee:

         Adrian Peters
         Eric Siegel
         Isidore Sobkowski

STOCK PERFORMANCE GRAPH

         The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock during the period from December 31, 1997 through December 31, 2002, with the cumulative total return on
(i) an SIC Index that includes all organizations in the Company's Standard Industrial Classification (SIC) Code 7372-Prepackaged Software and (ii) the Nasdaq Market Index. The comparison assumes that $100 was invested on December 31, 1997 in the Company's Common Stock at the initial public offering price and in each of the foregoing indices, and assumes reinvestment of dividends, if any.


                             COMPARE 5-YEAR CUMULATIVE
                             TOTAL RETURN AMONG ASTEA INTERNATIONAL INC.,
                             NASDAQ MARKET INDEX AND SIC CODE INDEX

                              1997     1998     1999     2000     2001     2002
                              ----     ----     ----     ----     ----     ----
ASTEA INTERNATIONAL INC.     100.00   88.52    281.96   72.31    60.33    51.24

SIC CODE INDEX               100.00  168.03    314.12  171.65   151.57   103.86

NASDAQ MARKET INDEX          100.00  141.04    248.76  156.35   124.64    86.94


                     ASSUMES $100 INVESTED ON DEC. 31, 1997
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2002

Related Party Transactions

         In each of 2002, 2001 and 2000, the Company paid premiums on behalf of Zack B. Bergreen (the Chairman and Chief Executive Officer) and his wife of $69,600 under split dollar life insurance policies. As of January 1, 2003, the Company has ceased to make these premium payments.

         In November 2001, the Company entered into a five year development and license agreement with a third party called Self Service Technologies, which is wholly owned by Isidore Sobkowski, a Director of the Company. The agreement requires the third party to design, develop and deliver a product to be re-sold by the Company in exchange for a royalty payable per license agreement to Self Service Technologies. In accordance with the agreement, the Company paid royalty fees totaling $37,500 and $7,500 in 2002 and 2001, respectively.


                                   PROPOSAL 2

                          REVERSE STOCK SPLIT PROPOSAL

         The Board of Directors of the Company has unanimously approved the presentation to stockholders of a proposal to authorize the Board of Directors, at any time in the twelve (12) months following the Meeting, to amend the Company's Certificate of Incorporation (the "Certificate of Incorporation") to effect the Reverse Stock Split of the Company's outstanding Common Stock on the terms described herein. The Board of Directors has declared such amendment to the Certificate of Incorporation to be advisable and has recommended that the amendment be presented to the stockholders of the Company for approval. If the proposal is approved by the Company's stockholders, the Board of Directors, in its discretion, will implement the Reverse Stock Split if it deems it to be in the best interests of the Company and its stockholders.

         Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. If approved by the stockholders of the Company as provided herein, the Reverse Stock Split will be effected by an amendment to the Certificate of Incorporation in substantially the form attached to this Proxy Statement as Appendix A (the "Reverse Stock Split Amendment") and will become effective upon the filing of the Reverse Stock Split Amendment with the Secretary of State of Delaware or at such later date as may be set forth therein (the "Effective Date").

         The following discussion is qualified in its entirety by the full text of the Reverse Stock Split Amendment, which is incorporated by reference herein.

         On the Effective Date, the Reverse Stock Split will result in the automatic conversion of five shares of issued and outstanding Common Stock into one share of Common Stock. Fractional shares of Common Stock will not be issued as a result of the Reverse Stock Split, but instead, the Company will pay each holder of a fractional share an amount in cash equal to the value of such fractional interest on the Effective Date, as calculated based upon the average closing market price for the five business day period preceding the Effective Date.

         Even if the Reverse Stock Split proposal is approved by the stockholders, the Reverse Stock Split will be effected only upon a determination by the Board of Directors that the Reverse Stock Split continues to be in the best interests of the Company and its stockholders at that time. Notwithstanding approval of the Reverse Stock Split proposal by the stockholders of the Company, the Board of Directors may, in its sole discretion, determine not to effect the Reverse Stock Split or to delay such action based on the then-current trading price of the Common Stock or certain other factors, such as extension of the grace period for Nasdaq SmallCap minimum bid price compliance, as further described herein.

         Dissenting stockholders have no appraisal rights under Delaware law, the Company's Certificate of Incorporation or the Company's By-laws in connection with the approval of the Reverse Stock Split Amendment and the consummation of the Reverse Stock Split.

         The Chairman and Chief Executive Officer of the Company, Zack B. Bergreen, controls, in the aggregate, the vote of 6,892,000 shares of the Company's Common Stock, and has expressed his intention to vote in favor of the proposal. These shares represent 46.9% of the total issued and outstanding Common Stock. Because the proposal is considered to be adopted by the stockholders of the Company if a majority of the Company's issued and outstanding shares vote in favor of the proposal, the approval and adoption of the proposal is likely if Mr. Bergreen votes his shares consistent with his expressed intent.

                      BACKGROUND OF THE REVERSE STOCK SPLIT

         We have been a public company since July 1995, and our common stock was initially listed on the Nasdaq National Market. On July 26, 2002, we transferred the listing of our common stock from the Nasdaq National Market to the Nasdaq SmallCap Market. In order to satisfy Nasdaq's minimum listing maintenance requirements for the Nasdaq SmallCap Market, we must satisfy various financial tests, including maintaining a minimum closing bid price of at least $1.00. On July 9, 2003, the last reported sale price of the Common Stock on The Nasdaq SmallCap Market was $0.62 per share. Transferring to the Nasdaq SmallCap Market has enabled us to take advantage of the extended grace period provided by the Nasdaq SmallCap Market to meet the minimum $1.00 per share closing bid price requirement for continued listing. As a result of this transfer, the closing bid price of our common stock must be above $1.00 for a minimum of 10 consecutive trading days by July 21, 2003 in order to avoid initiation of procedures to delist our common stock from the Nasdaq SmallCap Market. In the event delisting procedures are initiated, we would appeal any attempt to delist to the Nasdaq Qualifications Listing Board, and present the reverse split option as one method of regaining compliance and good standing. The Company is in compliance with the other listing maintenance requirements of the Nasdaq SmallCap Market, which are as follows:

         (1) either (a) net tangible assets of $2,000,000, (b) net income in two of the last three years of $500,000, or (c) a market capitalization of $35,000,000;
         (2)  a public float of 500,000 shares;
         (3)  a market value of public float of $1,000,000;
         (4)  a minimum bid price of $1 per share;
         (5)  two market makers;
         (6)  300 round lot shareholders; and
         (7)  compliance with Nasdaq corporate governance rules.

         Given the recent last reported sale price, the Company expects that the minimum bid price of the Common Stock after a Reverse Stock Split would be more than the $1.00 amount required for continued listing on The Nasdaq SmallCap Market.

         Failure to achieve this minimum price listing requirement would result in the removal of the listing of our common stock from the Nasdaq SmallCap Market. If our common stock is delisted from the Nasdaq SmallCap Market, it would be listed on the OTC Bulletin Board, which we believe is viewed by most investors as a less desirable and less liquid marketplace. Thus, delisting from the Nasdaq SmallCap Market could make trading our common stock more difficult for investors, potentially leading to further declines in share prices.

         Nasdaq has proposed allowing all SmallCap companies that are out of bid price compliance but meet certain other core initial listing requirements to be granted additional 180 day grace periods to regain compliance, up to a maximum of 540 days, or until expiration of the proposed pilot program on December 31, 2004, whichever is earlier. The Company presently meets the other required core listing requirement for this proposal of $5,000,000 in shareholder's equity. We have already received certain extensions of the grace period, so if the proposal is approved by the SEC, we would be eligible for a maximum of one additional 90 day period and one additional 180 day period, commencing upon the expiration of our current grace period on July 21, 2003. For more information, please refer to the Nasdaq filing with the SEC, SR-NASD-2003-44, dated March 18, 2003. This proposal is subject to approval by the SEC. As of the filing date of this proxy statement, the SEC has not yet taken any action on the proposal, and there is no assurance the SEC will take any action prior to the expiration of our grace period. Should the SEC approve the Nasdaq proposal prior to expiration of our grace period, it is unlikely the Company would decide to proceed with the reverse split, at least in the short term.

          In order to proportionally raise the per share price of our common stock by reducing the number of shares of our common stock outstanding, the Board of Directors believes that it is in the best interests of our stockholders for the Board of Directors to obtain stockholder authority to implement a reverse stock split. In addition, the Board of Directors believes that the share price of our Common Stock is a factor in whether common stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors believes that our stockholders will benefit from relatively lower trading costs for a higher priced stock. The Company believes that the combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of our Common Stock. The Board of Directors is not seeking authority to implement a reverse stock split in anticipation of any future transaction or series of transactions, including any "going private" transaction.

         If the stockholders approve this proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of the Company and its stockholders at that time. The Board of Directors will set the timing for such a split at any time during the twelve (12) months following the Annual Meeting. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement the reverse stock split prior to August 21, 2004, the authority granted in this proposal to implement the reverse stock split on these terms will terminate. The Board of Directors reserves its right to abandon the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and our stockholders.

         The Board of Directors believes that, if necessary to remain eligible for listing on the Nasdaq SmallCap Market, the Reverse Stock Split is the best course of action for the Company in order to maintain the $1.00 minimum bid price required for continued listing on the Nasdaq Small Cap Market. However, if the Company fails to satisfy the requirements for the Nasdaq SmallCap Market, trading in shares of Common Stock would likely be conducted only in the over-the-counter market, such as the OTC Bulletin Board, or possibly on regional exchanges.

                  REASONS FOR THE REVERSE STOCK SPLIT PROPOSAL

         The primary purpose of the Reverse Stock Split is to cause an increase in the trading price per share of the Common Stock. The Company believes that a higher trading price will aid the Company in remaining eligible for listing on The Nasdaq SmallCap Market.

         The Company believes that maintaining the listing of its Common Stock on The Nasdaq SmallCap Market is in the best interests of the Company and its stockholders. Inclusion in The Nasdaq SmallCap Market increases liquidity and may potentially minimize the spread between the "bid" and "asked" prices quoted by market makers. Further, a Nasdaq SmallCap Market listing may enhance the Company's access to capital and increase the Company's financial flexibility. The Company believes that prospective investors will view an investment in the Company more favorably if its shares are listed on The Nasdaq SmallCap Market. The Company also believes that a Nasdaq SmallCap Market listing is viewed favorably by prospective and current customers, partners and employees.

         The Company also believes that the current trading price per share of the Common Stock has reduced the effective marketability of the Company's shares of Common Stock because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. Certain investors view low-priced stock as speculative and unattractive. In addition, a variety of brokerage firm policies and practices tend to discourage individual brokers within those firms from encouraging trading in low-priced stock. Such policies and practices arise in part in connection with the payment of brokers commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint.

         There is no assurance that the Company will be able to maintain the minimum bid price required for continued listing on The Nasdaq SmallCap Market without implementing the Reverse Stock Split. Therefore, if the stockholders of the Company do not approve the Reverse Stock Split, the Company may be delisted from the Nasdaq SmallCap Market. In addition, because brokerage commissions on low-priced stock generally represent a higher percentage of the stock price than commissions on higher-priced stock, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase the Common Stock at its current low share price.

         In addition, if the Common Stock is not listed on The Nasdaq SmallCap Market and the trading price of the Common Stock were to remain below $1.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, a non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). In such event, the additional burdens imposed upon broker-dealers to effect transactions in the Common Stock could further limit the market liquidity of the Common Stock and the ability of investors to trade the Common Stock.

         If the Common Stock is delisted from the Nasdaq SmallCap Market, sales of the Common Stock would likely be conducted only in the over-the-counter market or potentially on regional exchanges. This may have a negative impact on the liquidity and price of the Common Stock and investors may find it more difficult to purchase or dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.

         For all the above reasons, the Company believes that the Reverse Stock Split is in the best interests of the Company and its stockholders. There can be no assurance, however, that the Reverse Stock Split will have the desired consequences. Specifically, there can be no assurance that, after the Reverse Stock Split, the market price of the Common Stock will not decrease to its pre-split levels or that the market capitalization of the Common Stock after the proposed Reverse Stock Split will be equal to the market capitalization before the proposed Reverse Stock Split. Consequently, even if we implement the Reverse Stock Split, there is no guarantee that the price of the Common Stock will remain above the minimum bid price, or that the Company will continue to satisfy the market value of public float level required for continued listing on Nasdaq.

             EFFECT OF APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL

         Approval by the stockholders of the proposal will authorize the Board to effect a reverse stock split at any time in the twelve (12) months following the Meeting. The actual timing of such filing will be determined by the Board of Directors based upon its evaluation as to when and if such action is most advantageous to the Company and its stockholders. Further, notwithstanding approval of the Reverse Stock Split proposal by the stockholders of the Company, the Board of Directors may elect not to file the Reverse Stock Split Amendment at all.

         After the Effective Date, if implemented, of the Reverse Stock Split, each stockholder would own a reduced number of shares of Common Stock but would hold the same percentage of the outstanding shares (subject to adjustments for fractional shares resulting from the Reverse Stock Split) as such stockholder held prior to the Effective Date. The number of shares of Common Stock that may be purchased upon the exercise of outstanding options, warrants, and other securities convertible into, or exercisable or exchangeable for, shares of Common Stock, and the per share exercise or conversion prices thereof, would be adjusted in proportion to the Reverse Stock Split exchange ratio in accordance with their terms as of the Effective Date. The Company does not believe that the immediate impact of the Reverse Stock Split would be to reduce the number of beneficial or record stockholders, except to the extent that a stockholder currently holds less than five shares, in which case such stockholder would receive only cash and would no longer hold any shares. The Company currently has 88 stockholders of record and approximately 1,400 beneficial owners. If the Company were to implement the Reverse Stock Split, the Company would have one fewer stockholder of record, for a total of 87.

         The Reverse Stock Split might also result in some stockholders owning "odd lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares. Following a Reverse Stock Split, the number of shares of Common Stock outstanding would be reduced in proportion to the reverse split exchange ratio. The Reverse Stock Split would not affect the Company's total stockholders' equity. All share and per share financial statement information would be retroactively adjusted following the Effective Date to reflect the Reverse Stock Split for all periods presented in future filings.

         Based on the 14,606,530 shares of Common Stock outstanding as of June 30, 2003, the approximate number of shares of Common Stock that would be outstanding as a result of the Reverse Stock Split, based on the 1:5 exchange ratio, is 2,921,306.

         There are currently 25,000,000 shares of Common Stock authorized under the Certificate of Incorporation. The Reverse Stock Split Amendment will not reduce the number of authorized shares of Common Stock. Therefore, the number of authorized but unissued shares of Common Stock will increase significantly as a result of the Reverse Stock Split, from 10,393,470 to approximately 22,078,694. The issuance in the future of such additional authorized but unissued shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.

         The following table illustrates the effect of the Reverse Stock Split on the Common Stock of the Company:

                                                 Prior to Reverse Stock Split           After Reverse Stock Split
Total Authorized...................                                25,000,000                            25,000,000

Authorized and Unreserved.......                7,172,470                            24,355,800
Authorized and Reserved.........                3,221,000                               644,200
                                                ---------                               -------
   Total Authorized But Unissued               10,393,470          10,393,470        22,078,694          22,078,694

Issued and Outstanding............                                 14,606,530                             2,921,306

         The Board of Directors considered reducing the number of shares of authorized Common Stock in connection with the Reverse Stock Split. However, under the Company's Certificate of Incorporation, the approval of 75% of the outstanding shares of the Company's stock entitled to vote is required to reduce or eliminate the number of authorized shares of Common Stock. Since the stockholder who has expressed an intention to vote in favor of the Reverse Stock Split controls the vote of only 46.9% of the total issued and outstanding Common Stock, the approval of the Reverse Stock Split would not be assured if it included a provision to reduce the number of shares of authorized Common Stock. Also, the Board of Directors determined that the availability of additional authorized shares may be beneficial to the Company in the future because it will allow the Board of Directors to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by stockholders or the time delay involved in obtaining stockholder approval (except to the extent that approval is otherwise required by applicable law). The Company has no current written or other plans, proposals or arrangements to issue additional shares to acquire any business or engage in any investment opportunity.

         The purpose of the Reverse Stock Split is to bring the Company into compliance with the minimum bid price per share required for continued listing of the Common Stock on the Nasdaq SmallCap Market. However, the Reverse Stock Split may also be construed as having an anti-takeover effect. The Board of Directors could in the future cause the Company to issue the increased available number of authorized but unissued shares of Common Stock to purchasers who might oppose a given transaction favorable to the interests of the majority of the stockholders who are not members of the Board of Directors, such as a tender offer at an above market premium. Similarly, the Board of Directors could issue such shares to purchasers so as to hinder or discourage a merger, tender offer, proxy contest, assumption of control of a large block of the Company's Common Stock or the removal of incumbent management. The proposal for the Reverse Stock Split is not designed to address, nor is the Company aware of any specific effort to accomplish, any of the purposes stated above. The Reverse Stock Split is also not part of a plan by management or the Board of Directors to propose a series of anti-takeover amendments to its Certificate of Incorporation or By-laws in future proxy solicitations.

         The Company's Certificate of Incorporation does not grant the Common Stock cumulative voting rights. However, the Company's Certificate of Incorporation and By-laws do contain the following provisions which could have an anti-takeover effect:

               o the Board of Directors may issue up to 5,000,000 authorized and unissued shares of preferred stock, and may designate their voting and other rights, without further stockholder approval;

               o while the Board of Directors may adopt, amend or repeal provisions of the By-Laws by a simple majority, approval by 80% of the outstanding shares entitled to vote is required for similar actions by the stockholders;

               o    stockholder action by written consent is prohibited;

               o special stockholder meetings may be called only by the President, Chairman of the Board of Directors or a majority of the Board of Directors;

               o approval by 75% of the outstanding shares entitled to vote is required to remove a director without cause; and

               o advance notice procedures limiting the ability of stockholders to nominate directors for election or propose business to be considered at a meeting of stockholders.

         The Reverse Stock Split, if effected, would affect all stockholders equally and would not affect any stockholder's proportionate equity interest in the Company (except with respect to adjustments for fractional shares). None of the rights currently accruing to holders of the Common Stock or options to purchase Common Stock would be affected by a Reverse Stock Split. Following a Reverse Stock Split, each share of the Common Stock resulting from the Reverse Stock Split would entitle the holder thereof to one vote per share and will otherwise be identical to the outstanding Common Stock immediately prior to the Effective Date.

              EXCHANGE OF STOCK CERTIFICATES; NO FRACTIONAL SHARES

         The conversion of the shares of Common Stock pursuant to the Reverse Stock Split would occur automatically on the Effective Date without any action on the part of stockholders of the Company and without regard to the date on which certificates evidencing shares of Common Stock prior to the Reverse Stock Split are physically surrendered for new certificates. As of the Effective Date, five shares of Common Stock would be converted and reclassified into one share of post-split Common Stock.

         For example, if the 1:5 Reverse Stock Split is implemented by the Board of Directors, a holder of 500 shares immediately prior to the Effective Date would hold 100 shares after the Effective Date. Fractional shares of Common Stock would not be issued as a result of the Reverse Stock Split, but instead, the Company would pay each holder of a fractional share an amount in cash equal to the value of such fractional interest on the Effective Date, such value to be calculated based upon the average closing market price for the five trading days immediately previous to the Effective Date.

         As soon as practicable after the Effective Date, transmittal forms will be mailed to each holder of record of shares of Common Stock, to be used in forwarding such holder's stock certificates for surrender and exchange for certificates evidencing the number of shares of Common Stock such stockholder is entitled to receive as a consequence of the Reverse Stock Split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, each stockholder should surrender the certificates evidencing shares of Common Stock prior to the Reverse Stock Split in accordance with the applicable instructions. Each holder who surrenders certificates will receive new certificates evidencing the whole number of shares of Common Stock that such stockholder will hold as a result of the Reverse Stock Split. Stockholders will not be required to pay any transfer fee or other fee in connection with the exchange of certificates. Persons who hold their shares in brokerage accounts or "street name" would not be required to take any further actions to effect the exchange of their shares.

         The Company estimates that its aggregate expenses relating to the Reverse Stock Split will be approximately $20,000.

STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM THE COMPANY.

         As of the Effective Date, each certificate representing shares of Common Stock outstanding prior to the Effective Date will be deemed canceled and, for all corporate purposes, will be deemed only to evidence the right to receive a new stock certificate representing the number of shares of Common Stock into which the shares of Common Stock evidenced by such certificate have been converted as a result of the Reverse Stock Split.

                         FEDERAL INCOME TAX CONSEQUENCES

         The following discussion of the material federal income tax consequences of the Reverse Stock Split is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations thereunder, judicial decisions and current administrative rulings and practices, all as in effect on the date hereof and all of which could be repealed, overruled or modified at any time, possibly with retroactive effect. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.
         This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) that may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

         Except as discussed below, no gain or loss should be recognized by a stockholder who receives only Common Stock in connection with the transactions contemplated by the Reverse Stock Split. The aggregate tax basis of the shares of Common Stock held by a stockholder following the Reverse Stock Split will equal the stockholder's aggregate basis in the Common Stock held immediately prior to the Reverse Stock Split and generally will be allocated among the shares of Common Stock held following the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in shares of Common Stock combined in the Reverse Stock Split should consult their own tax advisors to determine their basis in the shares of Common Stock received in exchange therefore in the Reverse Stock Split. Shares of Common Stock received should have the same holding period as the Common Stock surrendered. The receipt of a cash payment in lieu of a fractional interest will result in recognition of gain or loss for federal income tax purposes and the aggregate tax basis of the shares of Common Stock held following the Reverse Stock Split must take into account the gain recognition.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                   THAT YOU VOTE "FOR" THE REVERSE STOCK SPLIT

ASSUMING THE PROPOSAL IS APPROVED BY THE STOCKHOLDERS, THE COMPANY'S BOARD OF DIRECTORS INTENDS TO IMPLEMENT THE PROPOSAL IF, IN ITS DISCRETION, IT DETERMINES IT TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. NOTWITHSTANDING STOCKHOLDER APPROVAL OF THE REVERSE STOCK SPLIT, THE BOARD OF DIRECTORS MAY, IN ITS DISCRETION, ABANDON IT ALTOGETHER IF IT DEEMS IT IN THE BEST INTERESTS OF THE COMPANY.

                                   PROPOSAL 3

                     RATIFICATION AND SELECTION OF AUDITORS

         The Board of Directors has selected the firm of BDO Seidman LLP, independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 2003. Arthur Andersen LLP had served as the Company's accountants from March 1995 until June 11, 2001. It is expected that a member of BDO Seidman LLP will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

1. On June 11, 2001, the Company engaged the accounting firm of BDO Seidman, LLP as independent public accountants for the Registrant for the fiscal year ending December 31, 2001. Arthur Andersen LLP ("AA") was dismissed on June 11, 2001 as the Registrant's auditor, however they continued, for a limited time thereafter, to work on certain tax matters which have since been resolved. The change was recommended by management and approved by the Company's Audit Committee and its Board of Directors.

2. In connection with its audits for the two most recent fiscal years prior to and through June 11, 2001 there were no disagreements with AA on any matter of accounting principle or practice, financial statement disclosure, auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of AA, would have caused them to make reference thereto in their report on the financial statements for such years, nor were there any reportable events.

3. The reports of AA on the financial statements of the Company for the two years prior to its dismissal contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

4. The Company did not consult with BDO Seidman, LLP during the last two fiscal years or subsequent interim periods (prior to AA's dismissal) on either (i) the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion BDO Seidman, LLP might issue on the Company's financial statements or (ii) any matter that was either the subject of a disagreement (as described in Paragraph 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Paragraph 304(a)(1)(v) of Regulation S-K).

5. The Company requested that AA furnish a letter addressed to the Commission stating whether or not AA agrees with the above statements. A copy of such letter to the Commission, dated June 18, 2001, was filed as an Exhibit to the Form 8-K/A filed June 21, 2001.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS SELECTION.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's Directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 2002 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2002.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received by the Company's Secretary not later than March 24, 2004. Any such proposal must comply with the rules and regulations of the Commission. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt requested to Astea International Inc., 240 Gibraltar Road, Horsham, Pennsylvania 19044, Attention:
Secretary. In addition, the execution of a proxy solicited by the Company in connection with the 2004 Annual Meeting of Stockholders shall confer on the designated proxyholder discretionary voting authority to vote on any shareholder proposal which is not included in the Company's proxy materials for such meeting and for which the Company has not received notice before June 7, 2004.

                            EXPENSES AND SOLICITATION

         The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional renumuration. The Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs.

         THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002. REQUESTS SHOULD BE DIRECTED TO CHIEF FINANCIAL OFFICER, ASTEA INTERNATIONAL, 240 GIBRALTAR ROAD, HORSHAM, PENNSYLVANIA 19044


                                           By Order of the Board of Directors


                                           /s/ Zack B. Bergreen
                                           ---------------------------------
                                           Zack B. Bergreen
                                           President and Chief Executive Officer

Horsham, Pennsylvania
July 15, 2003

                                                                      APPENDIX A
                                                                      ----------


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ASTEA INTERNATIONAL INC.

         Astea International Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

         FIRST: That the Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Certificate of Incorporation of the Corporation to effect a combination of the outstanding Common Stock of the Corporation. The resolutions setting forth the proposed amendment are as follows:

         RESOLVED, that without any other action on the part of the Corporation or any other person, on the effective date (the "Effective Date") of the Certificate of Amendment to the Corporation's Certificate of Incorporation setting forth these resolutions and filed with the Secretary of State of the State of Delaware, every five (5) shares of Common Stock then outstanding shall be automatically converted into one
         (1) share of Common Stock; and

         RESOLVED FURTHER, that no fractional shares of Common Stock shall be issued upon the conversion of shares pursuant to the preceding resolution. Fractional shares shall entitle the holders thereof to receive an amount in cash equal to the value of such fractional interest as calculated based on the average closing market price of the shares of Common Stock of the Corporation for the five trading days immediately preceding the Effective Date; and

         RESOLVED FURTHER, that following the Effective Date, (i) new stock certificates (the "New Certificates") representing shares of Common Stock shall be issued by the Corporation in exchange for the surrender of stock certificates (the "Old Certificates") representing outstanding shares of Common Stock immediately prior to the Effective Date, and
         (ii) the Old Certificates shall be deemed canceled, shall not be recognized as evidencing outstanding Common Stock, and shall represent only the right of the holders thereof to receive New Certificates.

         SECOND: That pursuant to resolution of its board of directors, an annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with the provisions of Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL were voted in favor of the amendment.

         THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

         FOURTH: That this Certificate of Amendment to the Corporation's Certificate of Incorporation shall become effective at the close of business on XXXX XX, 2003.

         IN WITNESS WHEREOF, Astea International Inc. has caused this certificate to be signed by Zack B. Bergreen, its Chief Executive Officer, and John Tobin, its Secretary, this day of ______, 2003.


                                          --------------------------
                                          Zack B. Bergreen
                                          Chairman and Chief Executive Officer


                                          --------------------------
                                          John Tobin
                                          Secretary

                            ASTEA INTERNATIONAL INC.
                    Proxy for Annual Meeting of Stockholders
                                 August 21, 2003
                       Solicited by the Board of Directors

         The undersigned stockholder of Astea International Inc., a Delaware corporation (the "Corporation"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement each dated July 15, 2003 and hereby appoints Zack B. Bergreen and Fredric Etskovitz as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the offices of the Company at 240 Gibraltar Road, Horsham, Pennsylvania 19044, on August 21, 2003 at 10:00 a.m. local time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement, and in their discretion upon any other business that may properly come before the meeting or any adjournment or adjournments thereof:

1. To elect four (4) Directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.
         o FOR all nominees listed below    o WITHHOLD
            (except as indicated below)
     If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.
         Nominees:  Zack B. Bergreen, Adrian A. Peters, Eric Siegel and
                    Isidore Sobkowski

2. To approve the reverse stock split proposal. The Board of Directors will be authorized, at their discretion, to amend the Company's Certificate of Incorporation to effect a reverse stock split of the Company's outstanding Common Stock, whereby every five shares of Common Stock outstanding will be converted into one share of Common Stock.
         |_| FOR           |_| AGAINST          |_| ABSTAIN

3. To ratify the selection of the firm of BDO Seidman, LLP as independent auditors for the fiscal year ending December 31, 2003.
         |_| FOR           |_| AGAINST          |_| ABSTAIN

4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
                                      CONTINUED AND TO BE SIGNED ON REVERSE SIDE

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR APPROVAL OF THE REVERSE SPLIT PROPOSAL, AND FOR RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS MAY VOTE IN PERSON EVEN THOUGH THEY HAVE PREVIOUSLY MAILED THIS PROXY.

                                  Dated: _________________________________, 2003

                                  ----------------------------------------------
                                               (Signature)
                                  ----------------------------------------------
                                               (Signature)

                                          (This Proxy should be marked, dated
                                  and signed by the stockholder(s) exactly as his or her name appears on his or her stock certificate or records of the Company, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)